Exhibit 99.1

    HILAND PARTNERS, LP ANNOUNCES APPOINTMENT OF NEW DIRECTOR TO BOARD OF ITS
                                 GENERAL PARTNER

     ENID, Okla., Oct. 3 /PRNewswire-FirstCall/ -- Hiland Partners, LP (Nasdaq:
HLND) (the "Partnership") announced today the appointment of Shelby Odell to the board of directors of its general partner, Hiland Partners GP, LLC. "The appointment to the Board of Directors of the General Partner of Shelby Odell is a continuation of our efforts to ensure the governance of our partnership is accomplished with the best qualified and most knowledgeable professionals in this industry," says Chairman of the Board, Harold Hamm. Hamm continued, "We are fortunate to have Mr. Odell's expertise."

     Mr. Odell has 40 years experience in the petroleum business, including marketing, distribution, acquisitions, innovation of new asset opportunities, and management. From 1974 to 2000, Mr. Odell held several positions with Koch Industries. He retired in 2000 as President of Koch Hydrocarbon Company and Sr. Vice President of Koch Industries. Prior to joining Koch, Mr. Odell advanced through several positions with Phillips Petroleum Company. He is a past member of the Board of Directors of the Gas Processors Association and holds an Associate Degree in Accounting from Enid Business College.

     About Hiland Partners, LP
     Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services to an oil and gas exploration and production company for use in its oil and gas secondary recovery operations. The Partnership's operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP's midstream assets consist of eight natural gas gathering systems with approximately 1,120 miles of gathering pipelines, five natural gas processing plants, three natural gas treating facilities and three NGL fractionation facilities. The Partnership's compression assets consist of two air compression facilities and a water injection plant.

     This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

     The information contained in this press release is available on the Partnership's website at http://www.hilandpartners.com . For more information, please contact Ken Maples, Vice President and CFO, at 580.242.6040.

SOURCE  Hiland Partners, LP
     -0-                             10/03/2005
     /CONTACT: Ken Maples, Vice President and CFO of Hiland Partners, LP, +1-580-242-6040/
     /Web site:  http://www.hilandpartners.com /